Exhibit 99.1

GAP INC. ANNOUNCES DEPARTURE OF ANNE GUST, CHIEF ADMINISTRATIVE

OFFICER AND CHIEF COMPLIANCE OFFICER

Lauri Shanahan To Assume Role of Chief Compliance Officer

SAN FRANCISCO – March 30, 2005 – Gap Inc. (NYSE: GPS) today announced that Anne Gust will be stepping down as Executive Vice President, Chief Administrative Officer and Chief Compliance Officer of Gap Inc., effective May 13, 2005.

The company and Gust mutually agreed that with a strong compliance team and standards in place, the timing was appropriate for her departure.

“Anne Gust’s leadership, integrity and community spirit have helped shape our company’s values,” said Gap Inc. President and CEO Paul Pressler. “We thank Anne for her tremendous work over the past 14 years and wish her well in her new adventures.”

“While I’ll miss the rewarding experience I’ve had working for Gap Inc., I felt that the time was right for me to move on to the next phase of my life,” said Gust.

Effective May 13, 2005, Lauri Shanahan, 42, Executive Vice President, General Counsel and Corporate Secretary, and a 13-year veteran of the company, will assume the additional role of Chief Compliance Officer, reporting directly to Gap Inc. President and CEO Paul Pressler.

Gust’s Chief Administrative responsibilities will be divided among senior leaders at Gap Inc., including Byron Pollitt, Executive Vice President and Chief Financial Officer, who will oversee real estate.

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2004 sales were $16.3 billion. Gap Inc. operates about 3,000 stores in the United States, the United Kingdom, Canada, France and Japan. For more information, please visit gapinc.com.

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